As filed pursuant to Rule 424(b)(5)
Under the Securities Act of 1933
Registration No. 333-140962

 Supplement to Prospectus Supplement dated June 28, 2007
 (To Prospectus dated June 27, 2007)

$984,602,100
(Approximate)

CWALT, INC.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

Alternative Loan Trust 2007-OH2
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-OH2

This Supplement revises the Prospectus Supplement dated June 28, 2007 to the Prospectus dated June 27, 2007 with respect to the above-captioned certificates as follows:

1.  The first and second full paragraphs on page S-8 of the Prospectus Supplement are replaced in their entirety with the following paragraphs:

The swap fee payable to the NDI swap counterparty on each distribution date prior to the NDI swap contract termination date for the Class A-1-B swap contract is an amount equal to the lesser of (1) the sum of (x) the product of (a) either (i) 0.05% for any distribution date on or before the optional termination date or (ii) 0.10% for any distribution date after the optional termination date, (b) the class certificate balance of the Class A-1-B Certificates immediately prior to such distribution date and (c) the actual number of days in the related accrual period divided by 360, and (y) the excess, if any, of the amount calculated pursuant to clause (x) above on prior distribution dates over the amount actually paid to the Class A-1-B swap account on account of related swap fees on prior distribution dates and (2) interest funds available for the payment thereof in accordance with the priority of payments described under “Description of the Certificates—Interest—Interest Entitlement.”

The swap fee payable to the NDI swap counterparty on each distribution date prior to the NDI swap contract termination date for the Class A-2-B swap contract is an amount equal to the lesser of (1) the sum of (x) the product of (a) either (i) 0.06% for any distribution date on or before the optional termination date or (ii) 0.12% for any distribution date after the optional termination date, (b) the class certificate balance of the Class A-2-B Certificates immediately prior to such distribution date and (c) the actual number of days in the related accrual period divided by 360, and (y) the excess, if any, of the

Countrywide Securities Corporation
The date of the Supplement is June 29, 2007

amount calculated pursuant to clause (x) above on prior distribution dates over the amount actually paid to the Class A-2-B swap account on account of related swap fees on prior distribution dates and (2) interest funds available for the payment thereof in accordance with the priority of payments described under “Description of the Certificates—Interest—Interest Entitlement.”

2.  The second and third bullet point paragraphs under the heading “Priority of Distributions; Distributions of Interest” on page S-10 of the Prospectus Supplement are replaced in its entirety with the following:

•	concurrently and on a pro rata basis based on their respective entitlements, as follows:

(1)
prior to the termination of the NDI swap contracts, concurrently, to each NDI swap account, pro rata based on entitlement, the amount of the NDI swap fee payable to the NDI swap counterparty under the related NDI swap contract for that distribution date;

(2)
concurrently, to each class of senior certificates, the respective current interest and interest carry forward amounts for that distribution date, provided, however, that, prior to the termination of an NDI swap contract, any amounts of current interest and interest carry forward amounts that would be distributed to the related class of NDI swap certificates in the absence of that NDI swap contract will instead be distributed to the related NDI swap account and, provided further, if an NDI swap termination payment (other than an NDI swap termination payment due to an NDI swap counterparty trigger event) is due to the NDI swap counterparty, then any amounts of current interest and interest carry forward amount that would be distributed to the related class of NDI swap certificates in the absence of such NDI swap termination payment will instead be distributed, up to the amount of such NDI swap termination payment, to the related NDI swap account; and

(3)
prior to the termination of the NDI swap contracts, concurrently, to each NDI swap account, pro rata based on entitlement, interest on the related NDI swap principal amount at the pass-through rate for the related class of NDI swap certificates for that distribution date;

3.  Paragraphs numbered (2) and (3) under the heading “Description of the Certificates—Interest—Interest Entitlement” on page S-65 of the Prospectus Supplement are replaced in their entirety with the following:

(2)	concurrently and on a pro rata basis based on their respective entitlements, as follows:

i.           prior to the termination of the NDI Swap Contracts, concurrently, to each NDI Swap Account, pro rata based on entitlement,the amount of the NDI Swap Fee payable to the NDI Swap Counterparty under the related NDI Swap Contract for that Distribution Date;

ii.           concurrently, to each class of Senior Certificates, the respective Current Interest and Interest Carry Forward Amounts for that Distribution Date, provided, however, that, prior to the termination of an NDI Swap Contract, any amounts of Current Interest and Interest Carry Forward Amounts that would be distributed to the related class of NDI Swap Certificates in the absence of that NDI Swap Contract will instead be distributed to the related NDI Swap Account and, provided further, if an NDI Swap Termination Payment (other than and NDI Swap Termination Payment due to an NDI Swap Counterparty Trigger Event) is due to the NDI Swap Counterparty, then any amounts of Current Interest and Interest Carry Forward Amount that would be distributed to the related class of NDI Swap Certificates in the absence of such NDI Swap

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Termination Payment will instead be distributed, up to the amount of such NDI Swap Termination Payment, to the related NDI Swap Account; and

iii.           prior to the termination of the NDI Swap Contracts, concurrently, to each NDI Swap Account, pro rata based on entitlement, interest on the related NDI Swap Principal Amount at the Pass-Through Rate for the related class of NDI Swap Certificates for that Distribution Date;

(3)           [Reserved];

4.  The fifth and sixth paragraphs under the heading “Description of the Certificates—NDI Swap Contracts” in the Prospectus Supplement are replaced in their entirety with the following paragraphs:

With respect to any Distribution Date prior to the termination of the Class A-1-B Swap Contract, the “Class A-1-BSwap Fee” will equal the lesser of (1) the sum of (x) the product of (a) either (i) 0.05% for any Distribution Date on or prior to the Optional Termination Date or (ii) 0.10% for any Distribution Date after the Optional Termination Date, (b) the Class Certificate Balance of the Class A-1-B Certificates immediately prior to such Distribution Date and (c) the actual number of days in the related Accrual Period divided by 360, and (y) the excess, if any, of the amount calculated pursuant to clause (x) above on prior Distribution Dates over the amount actually paid to the Class A-1-B Swap Account on account of the Class A-1-B Swap Fee on  prior Distribution Dates and (2) Interest Funds available for the payment thereof in accordance with the priority of payments described under “Description of the Certificates—Interest—Interest Entitlement.”

With respect to any Distribution Date prior to the termination of the Class A-2-B Swap Contract, the “Class A-2-BSwap Fee” will equal the lesser of (1) the sum of (x) the product of (a) either (i) 0.06% for any Distribution Date on or prior to the Optional Termination Date or (ii) 0.12% for any Distribution Date after the Optional Termination Date, (b) the Class Certificate Balance of the Class A-2-B Certificates immediately prior to such Distribution Date and (c) the actual number of days in the related Accrual Period divided by 360, and (y) the excess, if any, of the amount calculated pursuant to clause (x) above on prior Distribution Dates over the amount actually paid to the Class A-2-B Swap Account on account of the Class A-2-B Swap Fee on prior Distribution Dates and (2) Interest Funds available for the payment thereof in accordance with the priority of payments described under “Description of the Certificates—Interest—Interest Entitlement.”

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